Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

CAMARILLO, California – August 18, 2005 — AML Communications, Inc. (AMLJ.OB) today announced results for the first quarter ended June 30, 2005.

Net sales for the quarter were $2.48 million, compared with $2.17 million for the same period a year earlier.  The Company reported net earnings for the quarter of $249,000, or $0.02 per share, compared with net earnings of $326,000, or $0.04 per share, for the same period a year ago.

Jacob Inbar, president and chief executive officer, said, “I am pleased that while continuing to invest in our infrastructure, we have been able to maintain a consistent level of profitability.  We intend to continue building a strong foundation for AML by adding new customers and expanding our product line. “

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave and Wireless communications markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Month Periods Ended
	June 30,	June 30,
	2005	2004

Net sales	$2,486,000	$2,174,000
Cost of goods sold	1,346,000	1,240,000
Gross profit	1,140,000	934 ,000

Operating expenses:
Selling, general & administrative	603,000	409,000
Research and development	283,000	183,000
	886,000	592,000

Income from operations	254,000	342,000

Other income (expense), net	3,000	(16,000)
Income before provision for income taxes	257,000	326,000

Provision for income taxes	8,000	—

Net income	$249,000	$326,000

Basic earnings per common share	$0.02	$0.04

Basic weighted average number of shares of common stock outstanding	10,066,000	8,143,000

Diluted earning per common share	$0.02	$0.03

Diluted weighted average number of shares of common stock outstanding	12,009,000	9,709,000

AML COMMUNICATIONS, INC.

CONSOLIDATED CONDENSED BALANCE SHEET

(unaudited)

June 30, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$2,007,000
Accounts receivable, net of allowance for doubtful accounts of $55,000	1,197,000
Inventories, net	1,739,000
Other current assets	101,000
Total current assets	5,044,000

Property and Equipment, at cost	4,174,000
Less: Accumulated depreciation and amortization	(3,207,000)
Property and Equipment, net	967,000
Intangible Assets:
Technologies, net	871,000
Patents	163,000
Customer lists, net	216,000
Trademarks	181,000
Other Assets	21,000
Total Assets	$7,463,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Line of Credit	$75,000
Accounts payable	555,000
Current portion of capital lease obligations	25,000
Accrued expenses:
Accrued payroll and payroll related expenses	338,000
Accrued income taxes	(1,000)
Other accrued liabilities	280,000
Total current liabilities	1,272,000

Stockholders’ Equity:
Common stock, $0.01 par value:15,000,000 shares authorized; 10,067,116 shares issued and outstanding at June 30, 2005.	101,000

Capital in excess of par value	13,389,000
Accumulated deficit	(7,299,000)
Total stockholders’ equity	6,090,000
Total liabilities and stockholder’s equity	$7,463,000